Exhibit 3.3

CERTIFICATE OF MERGER OF SB MERGER SUB, INC. AND BUY.COM INC.	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:30 PM 11/27/2001 010599763 – 2928645

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. The constituent business entities participating in the merger herein certified are:

(i) SB Merger Sub, Inc., which is a corporation incorporated under the laws of the State of Delaware; and

(ii) BUY.COM INC., which is a corporation incorporated under the laws of the State of Delaware.

2. An Agreement and Plan of Merger dated as of August 10, 2001 (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware under which SB Merger Sub, Inc. will merge with and into BUY.COM INC.

3. The name of the surviving corporation in the merger herein certified shall be BUY.COM INC., which will continue its existence as the surviving corporation under the name of BUY.COM INC. upon the effective date of the merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. Upon the effective date of the merger, the Restated Certificate of Incorporation of the surviving corporation shall be that of BUY.COM INC. as amended and restated to read in its entirety as set forth in Exhibit A and attached hereto, and shall continue in full force and effect until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5. The executed Agreement and Plan of Merger is on file at the offices of the surviving corporation, the address of which is 27 Brookline, Aliso Viejo, California 92656.

6. A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request, and without cost, to any stockholder of each of the constituent entities.

7. The Agreement and Plan of Merger provides that the merger herein certified shall be effective as of the date of the filing of this Certificate of Merger.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the 27th day of November, 2001.

BUY.COM INC., a Delaware corporation

By:	/s/ ROBERT PRICE
Robert Price President and Chief Financial Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BUY.COM INC.

FIRST: The name of the corporation is Buy.com Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is one hundred thousand (100,000) shares of Common Stock, par value $0.001 per share.

FIFTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

SIXTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or my amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty or loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article Sixth shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into the contracts to provide such persons with specified rights to indemnification which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article Sixth is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article Sixth shall be broadened to the fullest extent permitted by the GCL, as so amended.

SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the Bylaws of the corporation.

CERTIFICATE OF OWNERSHIP

AND MERGER OF

PARENT INTO SUBSIDIARY

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING BUYNETWORK INC. INTO BUY.COM INC.

BuyNetwork Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware, the provisions of which permit the merger of a parent corporation organized and existing under the laws of said State into a subsidiary corporation organized and existing under the laws of said State.

SECOND: That this Corporation owns one hundred percent (100%) of the outstanding shares of the Common Stock, $0.001 par value per share, of Buy.com Inc., a corporation incorporated pursuant to the General Corporation Law of the State of Delaware, and having no class of stock outstanding other than said Common Stock.

THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of the Board of Directors pursuant to Section 141(f) of the Delaware General Corporation Law, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware does, merge itself into Buy.com Inc.:

WHEREAS, this Corporation is the legal and beneficial owner of one hundred percent (100%) of the outstanding shares of Common Stock, $0.001 par value per share (“BC Stock”), of Buy.com Inc., a Delaware corporation.

WHEREAS, said BC Stock is the only issued and outstanding class of stock of Buy.com Inc.

WHEREAS, this Corporation desires to merge itself into Buy.com Inc. pursuant to the provisions of Section 253 of the Delaware General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware (but subject to the approval of the sole stockholder of this Corporation) this Corporation merge and it hereby does merge itself into Buy.com Inc., which will assume all of the obligations of this Corporation.

RESOLVED, that the terms and conditions of the merger are as follows: Upon the proposed merger becoming effective (A) each outstanding share of BC Stock owned of record by the Corporation shall cease to be outstanding, without any payment being made in respect thereof, and (B) each share of Common Stock of this Corporation shall be converted into 1.3857 shares of Common Stock, $0.001 per share, of Buy.com Inc., certificates for which shall be issued to the sole stockholder of this Corporation upon surrender to the Secretary of Buy.com Inc. of such stockholder’s certificate(s) formerly representing such shares of Common Stock of this Corporation.

RESOLVED, that the proposed merger be submitted to the sole stockholder of this Corporation and that upon receiving the written consent of such stockholder the proposed merger shall be approved.

RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware, Article FOURTH of the Amended and Restated Certificate of Incorporation of Buy.com Inc. shall be amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share.”

RESOLVED, that the Chairman or President or any Vice President of this Corporation be and each hereby is authorized to make and execute, and the Secretary or any Assistant Secretary be and each hereby is authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of this Corporation into Buy.com Inc., and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things, whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger.

FOURTH: That the merger has been approved by the holder of all of the outstanding stock of this Corporation entitled to vote thereof by unanimous written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 15th day of September, 2004.

BUYNETWORK INC., a Delaware corporation

By:	/s/ NEEL GROVER
Neel Grover, President and Secretary

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BUY.COM INC.

(a Delaware corporation)

Buy.com Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. Paragraph Fourth of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share.

Upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (such time of filing, the “Filing Date”), each outstanding share of Common Stock of the Corporation will automatically be converted, without any further action on the part of the holder thereof, into 0.1144 of a share of Common Stock. No fractional shares shall be issued upon such automatic conversion of the Common Stock. If any fractional share of Common Stock would be delivered upon such conversion to any stockholder, the Corporation shall pay to the stockholder entitled to such fractional share an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Common Stock held by such stockholder as of the Filing Date and the number of shares of Common Stock issuable upon such conversion on an aggregate basis”

2. The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 17th day of October 2005.

/s/ NEEL GROVER
Neel Grover President and Secretary